Filed pursuant to Rule 424(b)(3)
Registration No. 333-130617

Prospectus Supplement No. 3
(To Prospectus dated February 7, 2007)

3,609,095 SHARES OF COMMON STOCK
OF
TECHNEST HOLDINGS, INC.

This prospectus supplement No. 3 supplements and amends the prospectus dated February 7, 2007 as amended by prospectus supplement no. 1 dated February 14, 2007 and prospectus supplement no. 2 dated May 14, 2007, referred to herein as the Prospectus.  This prospectus supplement includes our attached Current Report on Form 8-K dated and filed with the Securities and Exchange Commission on June 5, 2007.

This prospectus supplement should be read in conjunction with the Prospectus and prospectus supplement no. 1 and prospectus supplement no. 2, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our securities These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 6, 2007.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2007

TECHNEST HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-27023	88-0357272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10411 Motor City Drive, Suite 650, Bethesda, MD 20817
(Address of principal executive offices) (Zip Code)

10411 Motor City Drive, Suite 650, Bethesda, MD 20817
(Mailing Address)

(301) 767-2810
 (Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into Material Definitive Agreements

On June 1, 2007, Technest Holdings, Inc. (the “Company”) closed on a financing pursuant to a Securities Purchase Agreement dated May 31, 2007 with Shelter Island Opportunity Fund, LLP (“Shelter Island”). Pursuant to the Securities Purchase Agreement, the Company issued to Shelter Island a Secured Original Issue Discount Debenture bearing interest at the rate of 11.25% (or Prime +3%) with an aggregate principal amount of $1,650,000 (the “Debenture”) for a subscription amount of $1,500,000. The Debenture is due on May 31, 2010, unless otherwise accelerated by its terms. The outstanding principal amount and all accrued interest thereon will be payable in 33 equal monthly installments commencing on August 31, 2007. On the maturity date of the Debenture, the Company also agreed to pay, as a termination fee (and not as a penalty), an amount equal to the product of (i) $45,000 and (ii) the number of months that have elapsed between May 31, 2007 and the date such payment is made by the Company to Shelter Island.

The Debenture is secured by (i) the assets of the Company, including its securities in its wholly-owned subsidiaries, (ii) all rights of Markland Technologies, Inc. (“Markland”) in and to the License Agreement dated March 31, 2006 between the Company and Markland, and (iii) the assets of the Company’s wholly-owned subsidiary, Genex Technologies Incorporated (“Genex”). Other than the security interest from Markland, Shelter Island’s security interests are subordinated to the interests of Silicon Valley Bank pursuant to a Subordination Agreement entered into between Shelter Island and Silicon Valley Bank. The Company’s wholly-owned subsidiaries, Genex and E-OIR Technologies, Inc. (“EOIR”), guaranteed the Debenture.

The outstanding EOIR note holders subordinated their security interest and their right to receive payment in the event of default under the terms of the Debenture to Shelter Island. As consideration for this subordination, the Company agreed to pay the outstanding EOIR note holders a total of $82,795 on the closing of the transaction and an additional $82,795 on July 1, 2008. Our Chief Executive Officer and one of our directors, Joseph P. Mackin, received $30,447.87 on the closing and will receive the same amount on July 1, 2008.

The Debenture, the Securities Purchase Agreement, along with the Security Agreements, and the Guaranty of Genex and EOIR are attached hereto as Exhibits 4.1, 10-1 through 10.7 and are incorporated herein by reference. The agreement between the Company and Dr. Mackin is attached hereto as Exhibit 108 and is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	$1,650,000 Secured Original Issue Discount Debenture dated May 31, 2007.
10.1	Securities Purchase Agreement dated May 31, 2007 between Technest Holdings, Inc. and Shelter Island Opportunity Fund, LLC.
10.2	Security Agreement dated May 31, 2007 between Technest Holdings, Inc. and Shelter Island Opportunity Fund, LLC.
10.3	Security Agreement dated May 31, 2007 between Technest Holdings, Inc. and Shelter Island Opportunity Fund, LLC.
10.4	Security Agreement dated May 31, 2007 between Markland Technologies, Inc. and Shelter Island Opportunity Fund, LLC.
10.5	Security Agreement dated May 31, 2007 between Genex Technologies Incorporated and Shelter Island Opportunity Fund, LLC.
10.6	Guaranty by E-OIR Technologies, Inc. dated May 31, 2007.
10.7	Guaranty by Genex Technologies Incorporated dated May 31, 2007.
10.8	Agreement relating to Certain Promissory Notes among Technest Holdings, Inc., E-OIR Technologies, Inc. and Joseph P. Mackin dated May 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHNEST HOLDINGS, INC.

By:	/s/ Gino M. Pereira

Chief Financial Officer

Date: June 5, 2007